Exhibit 99.1

News Release

Michael J. Monahan (651) 250-2809 Nate Brochmann (651) 250-3837
Andrew C. Hedberg (651) 250-2185

ECOLAB SECOND QUARTER REPORTED DILUTED CONTINUING OPERATIONS EPS $1.08;

ADJUSTED DILUTED CONTINUING OPERATIONS EPS $1.22, +88%

SECOND QUARTER HIGHLIGHTS:

●	Strong second quarter results leveraged recovering markets with new business wins and new products to deliver double-digit sales and earnings growth.
●	Reported sales from continuing operations +18% versus last year. Acquisition adjusted fixed currency sales +12% as strong growth in the Institutional & Specialty and Other segments along with good Industrial segment growth more than offset the Healthcare & Life Sciences segment’s modest decline versus a very strong gain last year.
●	Reported operating margins from continuing operations +710 bps. Acquisition adjusted fixed currency operating margin also showed strong expansion, +420 bps, led by the Institutional & Specialty segment.
●	Reported diluted EPS from continuing operations $1.08, +145% versus last year.
●	Adjusted diluted EPS from continuing operations, excluding special gains and charges and discrete tax items, were $1.22, +88% versus last year; the strong increase reflects volume increases, accelerating pricing in excess of higher delivered product costs and lower bad debt expense which more than offset increased variable compensation and Texas freeze impacts. As expected, the Texas freeze is estimated to have had an unfavorable $0.05 per share impact.
●	Cash flow from operating activities remained strong in the quarter at $503 million; free cash flow was $360 million, +$130 million versus last year.

	Second Quarter Ended June 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2021	2020	Change	2021	2020	Change
Net sales	$3,162.7	$2,685.7	18%	$3,162.7	$2,685.7	18%
Operating income	447.8	192.0	133%	469.1	288.4	63%
Net income from continuing operations attributable to Ecolab	310.8	128.9	141%	352.6	189.7	86%

Diluted earnings per share from continuing operations attributable to Ecolab	$1.08	$0.44	145%	$1.22	$0.65	88%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2021	2020	Change	2021	2020	Change
Net sales	$3,179.4	$2,814.3	13%	$3,179.4	$2,814.3	13%
Operating income	450.1	211.5	113%	471.4	307.9	53%

ST. PAUL, Minn., July 27, 2021: The recovery in U.S. restaurant and lodging markets, along with accelerating pricing and continued robust new business wins, more than offset increased delivered product costs and the slower pace of reopenings outside the U.S. Strong top and bottom-line growth in the Institutional & Specialty and Other segments led results and more than offset lower Industrial and Healthcare & Life Sciences segment earnings which both compared to very strong year-ago results.

CEO comment

Commenting on the quarter, Christophe Beck, Ecolab’s president and chief executive officer, said, “We delivered very strong growth in the second quarter consistent with our expectations, led by a doubling in our U.S. Institutional business which significantly outperformed broader industry trends. We leveraged recovering markets with new business wins and new products to deliver very strong 12% acquisition adjusted fixed currency sales growth. These robust gains, along with accelerating pricing, more than offset increased delivered product costs and the slower pace of reopenings outside the U.S., yielding the strong 88% adjusted earnings per share growth.

“We continue to expect a strong performance in 2021. We expect the U.S. recovery to continue, Europe to reopen as forecasted and the rest of the world to follow soon after. While the recent rise in COVID-19 variant infections and higher inflation may present near-term challenges, we have once again taken the right actions to address these, including accelerating pricing, driving new business gains, and delivering productivity and efficiency improvements. The strong pricing actions we have already undertaken in 2021 remain ahead of input costs, and pricing will provide further coverage as it builds through the second half. We expect a continued strong year-on-year performance in the second half of 2021, with attractive sequential improvement in the third quarter and more significant comparative gains in the fourth quarter as pricing actions have an increasing benefit. We continue to expect full year 2021 earnings per share above 2019 earnings per share from continuing operations, excluding the estimated $0.15 per share impact of the Texas freeze.

“Building on the investments we made in new products and programs, our strong sales and services teams and digital technology throughout 2020’s complex environment, we continue to believe we are very well-positioned for the global recovery as we leverage the world’s rising sustainability, food safety and hygiene standards. We remain confident in our long-term outlook and continue to invest in the fundamental drivers for our business, and through these ongoing investments, expect to deliver better customer outcomes and improved value for our shareholders.”

Second Quarter 2021 Consolidated Results

Ecolab's second quarter reported sales increased 18%, fixed currency sales increased 13% and acquisition adjusted fixed currency sales increased 12% when compared to the prior year.

Second quarter 2021 reported operating income increased 133% and includes the impact of special charges, which primarily reflected COVID-19 employee-related costs (net of government subsidies) and restructuring. Adjusted operating income increased 63% and adjusted fixed currency operating income increased 53%. Strong operating leverage reflects volume increases, accelerating pricing in excess of higher delivered product costs and lower bad debt expense which more than offset increased variable compensation and Texas freeze impacts.

Reported other expense increased $18 million in the second quarter of 2021, driven by a $20 million settlement expense related to U.S. pension plan lump-sum payments to retirees.

Reported interest expense decreased 22%, primarily due to the reduction in the average interest rate and average debt levels.

The reported income tax rate for the second quarter of 2021 was 21.5% compared with the reported rate of 9.5% in the second quarter of 2020. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2021 was 19.3% compared with the adjusted tax rate of 20.5% in the second quarter of 2020.

Second quarter 2021 reported net income from continuing operations attributable to Ecolab increased 141%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income from continuing operations attributable to Ecolab increased 86% versus the prior year.

Reported diluted earnings per share from continuing operations increased 145%. Adjusted diluted earnings per share from continuing operations increased 88% when compared against the second quarter 2020. Currency translation had a $0.06 favorable impact on second quarter 2021 adjusted diluted earnings per share from continuing operations.

Second Quarter 2021 Segment Review

Global Industrial

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$1,555.4	$1,498.5	4%	3%
Operating income	263.3	287.8	(9)%	(8)%
Operating income margin	16.9%	19.2%
Acq. adj. operating income margin	17.1%	19.3%

Public currency
Sales	$1,544.5	$1,424.3	8%
Operating income	260.8	272.5	(4)%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales increased 3% as strong growth in Water and Paper, led by recovering market conditions and new business wins, as well as improving trends in Food & Beverage, more than offset lower Downstream sales that reflected low-margin refinery business exits. Acquisition adjusted fixed currency operating income margins remain well above 2019 levels, though acquisition adjusted fixed currency operating income decreased 8% compared to a very strong 28% increase last year, as accelerating pricing offset increased delivered product costs in the quarter while volume growth was more than offset by higher variable compensation and Texas freeze impacts.

Global Institutional & Specialty

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$978.9	$733.0	34%	33%
Operating income (loss)	138.6	(38.0)	*	*
Operating income margin	14.2%	(5.2)%
Acq. adj. operating income margin	14.3%	(5.2)%

Public currency
Sales	$976.0	$710.1	37%
Operating income (loss)	138.8	(38.0)	*

The Institutional & Specialty segment includes Institutional and Specialty

* Not meaningful.

Acquisition adjusted fixed currency sales increased 33%. Strong growth in the Institutional division reflected recovering markets in the U.S., as the number of Ecolab accounts and solutions per account near pre-COVID-19 levels, driven by new business wins including gains from Ecolab Science Certified programs, innovation and pricing. Specialty sales declined versus last year’s strong gain that benefited from COVID-19 related sanitizer orders; adjusted for the COVID-19 related volume, Specialty sales are estimated to have been similar to last year. Acquisition adjusted fixed currency operating income substantially increased reflecting the significant volume improvement, favorable pricing and lower bad debt expense which more than offset higher variable compensation.

Global Healthcare & Life Sciences

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$303.5	$321.4	(6)%	(8)%
Operating income	48.3	69.0	(30)%	(30)%
Operating income margin	15.9%	21.5%
Acq. adj. operating income margin	16.3%	21.5%

Public currency
Sales	$301.8	$299.4	1%
Operating income	48.2	63.0	(23)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales decreased 8% compared to a 20% increase last year when sales benefited from strong COVID-19 related demand. The underlying Healthcare and Life Sciences growth remained strong and consistent with past quarters’ trends, driven by new business wins and increased hygiene awareness. Acquisition adjusted fixed currency operating income decreased 30%, primarily reflecting the comparison to the very strong sales volume last year when operating income grew 110%.

Other

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$306.6	$249.1	23%	23%
Operating income	51.3	20.8	147%	147%
Operating income margin	16.7%	8.4%
Acq. adj. operating income margin	16.7%	8.4%

Public currency
Sales	$305.5	$239.6	28%
Operating income	51.2	20.9	145%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales increased 23% led by strong growth in Pest Elimination that was driven by recovering markets and new business wins. Acquisition adjusted fixed currency operating income increased 147% due to the strong volume growth.

Corporate

Second quarter of 2021 corporate segment includes:

●	sales of $35 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $30 million related to the Nalco merger intangible assets
●	net special charges of $21 million that primarily reflected COVID-19 employee-related costs (net of government subsidies) and restructuring

Special gains and charges for the second quarter of 2020 were a net charge of $96 million and include disposal and impairment charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, Healthcare product recall charges, restructuring charges relating to the efficiency initiative and litigation and other charges.

2021 Business Outlook

We expect the U.S. recovery to continue, Europe to reopen as forecasted, the rest of the world to follow soon after, and a continued higher cost environment. We have implemented strong pricing actions in 2021 that remain ahead of input costs, and pricing will provide further coverage as it builds through the second half. Our new business and innovation pipelines are at record levels; new focus areas, including life sciences, data centers and animal health, are well-positioned to drive growth and global leadership; and our leading digital capabilities are continuing to broaden, develop and add competitive advantages.

We expect continued strong year-on-year performance in the second half of 2021, with attractive sequential earnings improvement in the third quarter and more significant comparative gains in the fourth quarter as pricing actions have an increasing benefit. We continue to look for full year 2021 diluted earnings per share to exceed 2019 diluted earnings per share from continuing operations, excluding the $0.15 per share impact from the Texas freeze.

Our strong business momentum, along with our leading world-class solutions that help customers solve their operating problems and achieve their ESG ambitions, provide us with the confidence that Ecolab will continue delivering strong, consistent growth for many years to come.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services. With annual sales of $12 billion and more than 44,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,”

“project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the U.S. and global economic recovery, inflation, and our financial and business performance and prospects, including sales, earnings, pricing and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures (including with respect to continuing operations) include:

●	fixed currency sales
●	acquisition adjusted fixed currency sales
●	adjusted cost of sales
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	acquisition adjusted fixed currency operating income
●	acquisition adjusted fixed currency operating income margin
●	adjusted other (income) expense
●	adjusted interest expense

●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2021	2020	Change	2021	2020	Change

Product and equipment sales	$2,514.4	$2,167.1		$4,807.8	$4,591.1
Service and lease sales	648.3	518.6		1,239.9	1,115.2
Net sales	3,162.7	2,685.7	18%	6,047.7	5,706.3	6%
Product and equipment cost of sales	1,464.9	1,301.5		2,827.8	2,666.2
Service and lease cost of sales	379.1	334.2		728.2	689.7
Cost of sales (2)	1,844.0	1,635.7	13%	3,556.0	3,355.9	6%
Selling, general and administrative expenses	853.3	788.6	8%	1,716.2	1,696.9	1%
Special (gains) and charges (2)	17.6	69.4		30.4	85.3
Operating income	447.8	192.0	133%	745.1	568.2	31%
Other (income) expense	2.5	(15.1)	(117)%	(14.5)	(30.5)	(52)%
Interest expense, net (2)	45.6	58.7	(22)%	97.3	107.0	(9)%
Income before income taxes	399.7	148.4	169%	662.3	491.7	35%
Provision for income taxes	86.1	14.1	511%	152.2	61.1	149%
Net income including noncontrolling interest	313.6	134.3	134%	510.1	430.6	18%
Net income attributable to noncontrolling interest	2.8	5.4		5.7	9.7
Net income from continuing operations attributable to Ecolab	310.8	128.9	141%	504.4	420.9	20%
Net income (loss) from discontinued operations, net of tax (1)	-	(2,163.9)		-	(2,172.5)
Net income (loss) attributable to Ecolab	$310.8	($2,035.0)		$504.4	($1,751.6)

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$1.09	$0.45	142%	$1.76	$1.46	21%
Discontinued operations	-	($7.51)		-	($7.53)
Earnings attributable to Ecolab	$1.09	($7.06)		$1.76	($6.07)
Diluted
Continuing operations	$1.08	$0.44	145%	$1.75	$1.44	22%
Discontinued operations	-	($7.42)		-	($7.44)
Earnings attributable to Ecolab	$1.08	($6.98)		$1.75	($6.00)

Weighted-average common shares outstanding
Basic	286.0	288.2	(1)%	286.0	288.5	(1)%
Diluted	288.8	291.5	(1)%	288.9	292.0	(1)%

(1) Net Income (loss) attributable to discontinued operations, net of tax, relates to the separation of ChampionX.
(2) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2021	2020		2021	2020

Cost of sales
Restructuring activities	$3.7	$2.6		$21.9	$5.6
Acquisition and integration activities	-	2.2		-	2.6
COVID-19 activities, net	-	6.9		1.1	6.9
Other	-	15.3		0.3	21.0
Subtotal (a)	3.7	27.0		23.3	36.1

Special (gains) and charges
Restructuring activities	2.5	0.3		6.1	4.5
Acquisition and integration activities	1.3	(2.6)		2.5	2.8
Disposal and impairment charges	-	44.7		-	45.9
COVID-19 activities, net	8.3	10.2		14.7	10.2
Other	5.5	16.8		7.1	21.9
Subtotal	17.6	69.4		30.4	85.3

Interest expense, net	-	0.7		-	0.7
Pension Settlements/Curtailments	19.6	-		19.6	-

Total special (gains) and charges	$40.9	$97.1		$73.3	$122.1

(a) Special charges of $3.7 million and $21.2 million in the second quarter of 2021 and 2020, respectively, and $23.3 million and $30.3 million for the first six months of 2021 and 2020, respectively, were recorded in product and equipment cost of sales. Special charges of $5.8 million were recorded in service and lease cost of sales in the second quarter 2020.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2021	2020	Change	2021	2020	Change
Net Sales
Global Industrial	$1,555.4	$1,498.5	4%	$1,544.5	$1,424.3	8%
Global Institutional & Specialty	978.9	733.0	34%	976.0	710.1	37%
Global Healthcare & Life Sciences	303.5	321.4	(6)%	301.8	299.4	1%
Other	306.6	249.1	23%	305.5	239.6	28%
Corporate	35.0	12.3	*	34.9	12.3	*
Subtotal at fixed currency rates	3,179.4	2,814.3	13%	3,162.7	2,685.7	18%
Currency impact	(16.7)	(128.6)	*	-	-	*
Consolidated reported GAAP net sales	$3,162.7	$2,685.7	18%	$3,162.7	$2,685.7	18%

Operating Income (loss)
Global Industrial	$263.3	$287.8	(9)%	$260.8	$272.5	(4)%
Global Institutional & Specialty	138.6	(38.0)	*	138.8	(38.0)	*
Global Healthcare & Life Sciences	48.3	69.0	(30)%	48.2	63.0	(23)%
Other	51.3	20.8	147%	51.2	20.9	145%
Corporate	(51.4)	(128.1)	*	(51.2)	(126.4)	*
Subtotal at fixed currency rates	450.1	211.5	113%	447.8	192.0	133%
Currency impact	(2.3)	(19.5)	*	-	-	*
Consolidated reported GAAP operating income	$447.8	$192.0	133%	$447.8	$192.0	133%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2021	2020	Change	2021	2020	Change
Net Sales
Global Industrial	$2,989.3	$2,963.5	1%	$2,975.5	$2,857.4	4%
Global Institutional & Specialty	1,837.4	1,820.2	1%	1,833.4	1,780.2	3%
Global Healthcare & Life Sciences	597.2	578.2	3%	594.5	544.1	9%
Other	577.9	528.7	9%	576.2	512.3	12%
Corporate	68.2	12.3	*	68.1	12.3	*
Subtotal at fixed currency rates	6,070.0	5,902.9	3%	6,047.7	5,706.3	6%
Currency impact	(22.3)	(196.6)	*	-	-	*
Consolidated reported GAAP net sales	$6,047.7	$5,706.3	6%	$6,047.7	$5,706.3	6%

Operating Income
Global Industrial	$482.5	$497.4	(3)%	$479.6	$477.3	0%
Global Institutional & Specialty	201.7	145.7	38%	202.0	144.0	40%
Global Healthcare & Life Sciences	93.9	93.0	1%	93.6	85.5	9%
Other	84.2	42.6	98%	84.0	42.2	99%
Corporate	(114.4)	(183.2)	*	(114.1)	(180.8)	*
Subtotal at fixed currency rates	747.9	595.5	26%	745.1	568.2	31%
Currency impact	(2.8)	(27.3)	*	-	-	*
Consolidated reported GAAP operating income	$745.1	$568.2	31%	$745.1	$568.2	31%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30	December 31	June 30
(millions)	2021	2020	2020
Assets
Current assets
Cash and cash equivalents	$1,402.4	$1,260.2	$1,369.0
Accounts receivable, net	2,331.0	2,273.8	2,255.5
Inventories	1,418.5	1,285.2	1,228.7
Other current assets	335.5	298.2	313.0
Total current assets	5,487.4	5,117.4	5,166.2

Property, plant and equipment, net	3,077.9	3,124.9	3,138.9
Goodwill	6,172.4	6,006.9	5,759.9
Other intangible assets, net	2,925.4	2,977.0	3,019.2
Operating lease assets	391.5	423.8	439.9
Other assets	479.1	476.0	558.3
Total assets	$18,533.7	$18,126.0	$18,082.4

Liabilities and Equity
Current liabilities
Short-term debt	$17.3	$17.3	$534.9
Accounts payable	1,213.3	1,160.6	1,087.7
Compensation and benefits	430.3	469.3	408.0
Income taxes	48.9	96.1	109.9
Other current liabilities	1,170.5	1,188.9	1,087.2
Total current liabilities	2,880.3	2,932.2	3,227.7

Long-term debt	6,708.9	6,669.3	6,752.0
Postretirement health care and pension benefits	1,046.6	1,226.2	1,055.6
Deferred income taxes	567.3	483.9	577.2
Operating lease liabilities	273.8	300.5	319.4
Other liabilities	320.5	312.4	260.3
Total liabilities	11,797.4	11,924.5	12,192.2

Equity
Common stock	363.2	362.6	362.0
Additional paid-in capital	6,333.3	6,235.0	6,155.0
Retained earnings	8,472.8	8,243.0	7,967.8
Accumulated other comprehensive loss	(1,710.6)	(1,994.4)	(1,989.7)
Treasury stock	(6,749.6)	(6,679.7)	(6,639.9)
Total Ecolab shareholders’ equity	6,709.1	6,166.5	5,855.2
Noncontrolling interest	27.2	35.0	35.0
Total equity	6,736.3	6,201.5	5,890.2
Total liabilities and equity	$18,533.7	$18,126.0	$18,082.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2021	2020	2021	2020

Net sales
Reported GAAP net sales	$3,162.7	$2,685.7	$6,047.7	$5,706.3
Effect of foreign currency translation	16.7	128.6	22.3	196.6
Non-GAAP fixed currency sales	3,179.4	2,814.3	6,070.0	5,902.9
Effect of acquisitions and divestitures	(71.0)	(32.0)	(142.6)	(49.6)
Non-GAAP acquisition adjusted fixed currency sales	3,108.4	2,782.3	5,927.4	5,853.3

Cost of sales
Reported GAAP cost of sales	$1,844.0	$1,635.7	$3,556.0	$3,355.9
Special (gains) and charges	3.7	27.0	23.3	36.1
Non-GAAP adjusted cost of sales	$1,840.3	$1,608.7	$3,532.7	$3,319.8

Gross margin
Reported GAAP gross margin	41.7%	39.1%	41.2%	41.2%
Non-GAAP adjusted gross margin	41.8%	40.1%	41.6%	41.8%

Operating income
Reported GAAP operating income	$447.8	$192.0	$745.1	$568.2
Effect of foreign currency translation	2.3	19.5	2.8	27.3
Non-GAAP fixed currency operating income	450.1	211.5	747.9	595.5
Special (gains) and charges	21.3	96.4	53.7	121.4
Non-GAAP adjusted fixed currency operating income	471.4	307.9	801.6	716.9
Effect of acquisitions and divestitures	(0.4)	(2.4)	(0.6)	(2.5)
Non-GAAP acquisition adjusted fixed currency operating income	$471.0	$305.5	$801.0	$714.4

Operating income margin
Reported GAAP operating income margin	14.2%	7.1%	12.3%	10.0%
Non-GAAP adjusted fixed currency operating income margin	14.8%	10.9%	13.2%	12.1%
Non-GAAP acquisition adjusted fixed currency operating income margin	15.2%	11.0%	13.5%	12.2%

Other (income) expense
Reported GAAP other (income) expense	$2.5	($15.1)	($14.5)	($30.5)
Special (gains) and charges	19.6	-	19.6	-
Non-GAAP adjusted other (income) expense	($17.1)	($15.1)	($34.1)	($30.5)

Interest expense, net
Reported GAAP interest expense, net	$45.6	$58.7	$97.3	$107.0
Special (gains) and charges	-	0.7	-	0.7
Non-GAAP adjusted interest expense, net	$45.6	$58.0	$97.3	$106.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2021	2020	2021	2020
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$310.8	$128.9	$504.4	$420.9
Special (gains) and charges, after tax	34.1	83.3	58.3	101.8
Discrete tax net expense (benefit)	7.7	(22.5)	23.8	(44.4)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$352.6	$189.7	$586.5	$478.3

Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.08	$0.44	$1.75	$1.44
Special (gains) and charges, after tax	0.12	0.29	0.20	0.35
Discrete tax net expense (benefit)	0.02	(0.08)	0.08	(0.15)
Non-GAAP adjusted diluted EPS from continuing operations	$1.22	$0.65	$2.03	$1.64

Provision for Income Taxes
Reported GAAP tax rate	21.5%	9.5%	23.0%	12.4%
Special gains and charges	(0.4)	1.9	(0.3)	0.9
Discrete tax items	(1.8)	9.1	(3.2)	7.2
Non-GAAP adjusted tax rate	19.3%	20.5%	19.5%	20.5%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended June 30
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,555.4	(26.2)	$1,529.2	$1,498.5	(19.5)	$1,479.0
Global Institutional & Specialty	978.9	(3.2)	975.7	733.0	-	733.0
Global Healthcare & Life Sciences	303.5	(6.6)	296.9	321.4	(0.2)	321.2
Other	306.6	-	306.6	249.1	-	249.1
Corporate	35.0	(35.0)	-	12.3	(12.3)	-
Subtotal at fixed currency rates	3,179.4	(71.0)	3,108.4	2,814.3	(32.0)	2,782.3
Currency impact	(16.7)			(128.6)
Consolidated reported GAAP net sales	$3,162.7			$2,685.7

Operating Income (loss)
Global Industrial	$263.3	(1.2)	$262.1	$287.8	(2.3)	$285.5
Global Institutional & Specialty	138.6	0.6	139.2	(38.0)	-	(38.0)
Global Healthcare & Life Sciences	48.3	0.2	48.5	69.0	(0.1)	68.9
Other	51.3	-	51.3	20.8	-	20.8
Corporate	(30.1)	-	(30.1)	(31.7)	-	(31.7)
Adjusted at fixed currency rates	471.4	(0.4)	471.0	307.9	(2.4)	305.5
Special (gains) and charges	21.3			96.4
Reported OI at fixed currency rates	450.1			211.5
Currency impact	(2.3)			(19.5)
Consolidated reported GAAP operating income	$447.8			$192.0

	Six Months Ended June 30
	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$2,989.3	($59.3)	$2,930.0	$2,963.5	($36.7)	$2,926.8
Global Institutional & Specialty	1,837.4	(6.0)	1,831.4	1,820.2	-	1,820.2
Global Healthcare & Life Sciences	597.2	(9.1)	588.1	578.2	(0.6)	577.6
Other	577.9	-	577.9	528.7	-	528.7
Corporate	68.2	(68.2)	-	12.3	(12.3)	-
Subtotal at fixed currency rates	6,070.0	(142.6)	5,927.4	5,902.9	(49.6)	5,853.3
Currency impact	(22.3)			(196.6)
Consolidated reported GAAP net sales	$6,047.7			$5,706.3

Operating Income
Global Industrial	$482.5	($2.4)	$480.1	$497.4	($2.4)	$495.0
Global Institutional & Specialty	201.7	1.6	203.3	145.7	-	145.7
Global Healthcare & Life Sciences	93.9	0.2	94.1	93.0	(0.1)	92.9
Other	84.2	-	84.2	42.6	-	42.6
Corporate	(60.7)	-	(60.7)	(61.8)	-	(61.8)
Adjusted at fixed currency rates	801.6	(0.6)	801.0	716.9	(2.5)	714.4
Special (gains) and charges	53.7			121.4
Reported OI at fixed currency rates	747.9			595.5
Currency impact	(2.8)			(27.3)
Consolidated reported GAAP operating income	$745.1			$568.2

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

Selected Cash Flow items - continuing operations	Second Quarter Ended
	June 30
(millions)	2021	2020

Cash provided by operating activities	$503.0	$331.9
Less: Capital expenditures	(143.5)	(102.9)
Free cash flow	$359.5	$229.0

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75
Adjustments:
Special (gains) and charges (3)	0.08	0.12	0.20
Discrete tax expense (benefits) (4)	0.06	0.02	0.08
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges relating to the efficiency initiative, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million and $34.1 million, net of tax in the first and second quarters, respectively. Charges include restructuring charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million and $7.7 million in the first and second quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.